EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of November 1, 2010 by and between SUPPORTSAVE SOLUTIONS, INC., a Nevada corporation (the “Company”), and Aina Dumlao (“Executive”).

RECITALS

 The Company provides Business Process Outsourcing (the “Business”) to customers worldwide (the “Territory”). The Company desires to employ Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I
Term of Employment

1.01.  Subject to the conditions and terms set forth in this Agreement, including but not limited to the provisions of Article V, the Company will employ Executive for the period beginning on the date first referenced above (the “Commencement Date”) and ending on December 31, 2012 (the “End Date”) (the period from the Commencement Date to the End Date shall hereafter be designated the “Initial Term”). The Initial Term shall be automatically renewed for up to two (2) successive consecutive two (2) year periods (each, a “Renewal Term” and, collectively with the Initial Term, the “Term of Employment”) thereafter, unless the Company gives notice to the Executive ninety (90) days before the end of the then-existing term of employment, - in which case this Agreement will terminate at the end of the then-existing term.  The parties understand and acknowledge that if Executive remains employed by the Company after the end of the last Renewal Term, then such employment shall be “at-will” unless this Agreement is amended by the parties in writing.

ARTICLE II
Duties

2.01(a).  During the Term of Employment, Executive will:

(i)    .  Devote her full time, best efforts and majority of her attention to the business of the Company except for periods of vacations, personal time, illness and incapacity and also abide by thel By-laws and policies of the Company promulgated from time to time by the Company.

(ii)    Serve as Senior Vice President and Treasurer of the Company, reporting directly to the  Company’s Board of Directors (the “Board”); and

(iii)   Perform the duties and services consistent with the title and function of such office(s), including without limitation, those as specifically set forth from time to time by the Board.

(b)   Notwithstanding anything contained in clause 2.01(a)(i), supra, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which her participation is solely that of a passive investor (provided that she, collectively with her family and affiliated interests (or persons constituting a “group” under the federal securities laws) will not exceed 10% of any company’s voting securities); and (ii) engaging (not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of her covenants under this Section or Article VI hereof.

ARTICLE III
Company Covenants

3.01.   Base Compensation.  The Company will compensate Executive for the duties performed by her hereunder by payment of a base salary (the “Base”), which shall increase with each consecutive Term of this Contract as follows:

(a) The Base paid to Executive by Company for the remainder of the Initial Term will be One Hundred and Fifteen Thousand United States Dollars ($115,000), payable in equal semi-monthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items required by state and/or federal law;

3.02.   Bonuses. The following sections, 3.02(a) and 3.02(b), supra, shall describe the Company’s covenants regarding Bonuses paid to the Executive.

(a) Signing Bonus. In addition to the Base, the Company shall pay to the Executive a one-time Signing Bonus of Fifteen Thousand United States Dollars ($15,000), payable in equal semi-monthly installments beginning on the Commencement Date and ending on December 31, 2010, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items required by state and/or federal law.

(b) Discretionary Bonus.  In addition to the Base and Signing Bonus, the Company may pay to the Executive any amounts deemed reasonable and appropriate by the Company’s Board of Directors at any time, based on the quality and nature of the Executive’s services and the performance of the Company during such period of time.

3.03.Stock.  The following sections, 3.03(a) and 3.03(b), supra, shall describe the Company’s covenants regarding all of the Company Stock owned by Executive at the time this agreement is entered into (“Executive’s Stock”).

             (a)Non-Dilution.  For any period of time in which the Executive owns any securities of the Company of any class,  the Company shall ensure no dilution to the Company’s common shares or voting securities held by the Executive.  In the event that the Company issues securities of any class, the Company shall then correspondingly increase the amount of securities held by Executive so that Executive’s proportionate ownership of the Company’s common and voting securities is not decreased.  Notwithstanding the foregoing, Executive’s rights to non-dilution as stated in this Section 3.03(a) shall extend three years after termination of Executive’s employment with the Company, unless the termination is based on a judicial determination of theft, fraud or embezzlement against the company, in which case said rights will terminate immediately. The Executive may waive these rights for specific transactions and/or share issuances at his or her sole discretion.

(b) Put Right.  In the event of a Change of Control, or immediately prior thereto, Executive shall have the right to require Company to purchase all or a portion of Executive’s Stock, which right shall be exercisable at any time prior to the anticipated triggering event and/or thirty (30) days after the triggering event.  Any purchase of Executive’s Stock made pursuant to the foregoing shall be at a purchase price equal to its fair market value as determined by the previous five trading days average VWAP.

(c) Pre-existing Obligations.  This Section 3.03(a) shall not pertain to any of Company’s obligations, in existence prior to the commencement date of this Agreement, to issue additional Securities.  Specifically, this means that, to the extent Company had an obligation to issue a finite number of Company Securities without the approval of the Board of Directors prior to the commencement date of this Agreement, Executive’s stock will be diluted upon the issuance of those Securities.

ARTICLE IV
Reimbursement and Employment Benefits

4.01. Health and Other Medical.  Company shall pay the insurance premiums for Executive and Executive’s immediate family (“Executive’s Family”) for all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”), Executive’s family shall receive Health Benefits through such employee group health benefits policy(ies) which may be offered by Company from time-to-time at Company’s then established rates, pursuant to Company then-established employment practices.

4.02.   Vacation. Executive shall be entitled to twenty (20) days of paid time off (“PTO”), to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company.  Executive may carry-over up to ten (10) days of unused PTO into the next calendar year.

4.03.   Performance Enhancing Items. Executive shall be entitled to receive from the Company training allowance up to Five Thousand ($5000.00) per annum.  Executive shall obtain approval for each such training from the BOD prior to enrollment in, or payment of, said Company training.

4.04. Reimbursable Expenses. The Company shall, in accordance with its standard policies in effect, from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by her in the conduct of the business of the Company provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.  These Reimbursable Expenses are to include, but shall not be limited to the following:

(a) Travel Expenses.  Company shall reimburse Executive for the following expenses incurred for travel by Executive in the conduct of the business of the Company (“Business Travel”):

(i) Airfare.  Company shall reimburse Executive for all airfare booked in connection with Company Travel, including but not limited to, all flights by Executive to and from the Philippines in connection with Business Travel.  The Company will reimburse Executive for a coach level ticket.
(ii) For all other travel expenses the Company shall reimburse the Executive according the Company’s current Travel Policy, which may change from time to time.

4.05.   Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, if any, including any 401(k) plans, as are available from time to time to other key executive employees.

ARTICLE V
Termination

5.01.   General Provisions. Except as otherwise provided in this Article V, at such time as Executive’s employment is terminated by the Executive or the Company, any and all of the Company’s obligations under this Agreement shall terminate, other than the non-dilution contained in 3.03 above; and Company’s obligation to pay Executive, within thirty (30) days of Executive’s termination of employment, the full amount of any unpaid Base and accrued but unpaid benefits, including any paid time off, earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 5.01 shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to the Company for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the personal representative of the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive under Article VI, infra, that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of employment with the Company for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any Affiliate, which pertain to or were used by Executive in connection with her employment by the Company or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

5.02.   Automatic Termination. This Agreement shall be automatically terminated upon the first to occur of the following (a) the expiration of this Agreement in accordance with Section 1.01 hereof, (b) termination by the Company pursuant to section 5.03, infra, (c) termination by the Executive pursuant to section 5.04, infra, or (d) the Executive’s death.

5.03.   By the Company. This Agreement may be terminated by the Company by written notice to the Executive upon the first to occur of the following:

(a)   Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall be defined by the determination of the Company’s Board, who must use its reasonable discretion in such determination, and whose determination shall be final and binding, the reasonable likelihood that the Executive will be unable to perform her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either: (i) a continuous period of four months; or (ii) 180 days during any consecutive twelve (12) month period.

(b)   Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i)    Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03, infra, any and all of which are material in all respects), upon notice to Executive of same by the Company, which notice describes in detail the breach asserted and states that it constitutes notice pursuant to this Section 5.03(b)(i), which breach, if capable of being cured, has not been cured to the Company’s reasonable satisfaction within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03, infra, which are not subject to cure or any notice);

(ii)    Embezzlement by Executive of funds or property of the Company;

(iii)   Habitual absenteeism, bad faith, fraud, refusal to perform her duties, gross negligence or willful misconduct on the part of Executive in the performance of her duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(iii) provided that no such notice or opportunity needs to be given if (x) in the judgment of the Company’s Board of Directors, such conduct is habitual or would unnecessarily or unreasonably expose the Company to undue risk or harm or (y) one previous notice had already been given under this section or under section (i) above; or.

(iv)   A felonious act resulting in a conviction or plea of nolo contendere of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive).

5.04.   By the Executive. This Agreement may be terminated by the Executive at its election by written notice to the Company upon the first to occur of the following:

(a)   Change in Control. Within six (6) months after a “Change in Control” (as defined herein) of the Company (unless Executive is offered a position in the buying or succeeding owner with equal or better economic terms as this Agreement). The term “Change in Control” shall be deemed to have occurred at such time as (i) any person or entity (or person or entities which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than stockholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the shareholders of the Company approve any merger or consolidation as a result of which its membership interests shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were members of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred as a result of the sale or transfer of membership interests of the Company to an employee benefit plan sponsored by the Company or an affiliate thereof or if the new employer offers to employ the Executive on substantially the same terms and conditions as set forth in this Agreement (except that the Base shall not be reduced below the then-existing Base).

(b)   Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following: any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with her position specified in Section 2.01 hereof or any breach by the Company of such Section, which is not cured within 30 days after written notice of same by Executive, such notice which shall describe in detail the breach asserted and state that it constitutes notice pursuant to this Section 5.04(b).

(c)   Voluntary Termination. Executive’s resignation for reasons other than as specified in Section 5.04(a) and (b).

5.05   Consequences of Termination. Upon any termination of Executive’s employment with the Company, except for a termination by the Company for Cause as provided in Section 5.03(b) hereof or for a termination by the Executive pursuant to Section 5.04(c) hereof, the Executive shall be entitled to (a) a payment equal to the lesser of (i) four (4) months’ or (ii) the length of the remaining term hereof worth of the then-existing Base (the “Severance”) and (b) retain the benefits set forth in Article IV for the lesser of (x) four (4) months or (y) the length of the remaining term hereof. The Severance shall be paid, at Company’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. Notwithstanding the foregoing, Executive’s right to receive Severance Pay is contingent upon Executive not violating any of her on-going obligations under this Agreement.

5.06.   Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on her which prevents her from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom she has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI
Executive’s Covenants

6.01   Confidential Information. Executive acknowledges that in her employment she is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that she will not in any way use any of said confidential information except in connection with her employment by the Company, and except in connection with the business of the Company she will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.02.   Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.03.   Non-Disparagement. For a period commencing on the date hereof and continuing indefinitely, Executive hereby covenants and agrees that she shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

6.04.   Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.05.   Remedies. Executive acknowledges that any breach by her of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII
Assignment

        7.01.   This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall relieve the Company of its obligations hereunder if the assignment is pursuant to a Change in Control. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII
Entire Agreement

        8.01.   This Agreement constitutes the entire understanding between the Company and Executive concerning her employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives.  Each party hereto shall be reimbursed by the Company for all reasonable costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX
Applicable Law; Miscellaneous

9.01   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Nevada.

9.02   Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03   Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or her legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.04   Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05   Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07   Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUPPORTSAVE SOLUTIONS, INC.

By: /s/ Christopher Johns
Christopher Johns, CEO

“EXECUTIVE”

By: /s/ Aina Dumlao
Aina Dumlao (“Executive”)